SULLIVAN & WORCESTER LLP
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September 4, 2003

Calvert Variable Series, Inc.4550
Montgomery Avenue, Suite 1000NBethesda,
Maryland 20814

Ladies and Gentlemen:

        We have been requested by Calvert Variable Series, Inc., a Maryland corporation with transferable shares (the “Company”) established under Articles of Incorporation dated April 25, 1996, as amended (the “Articles”), for our opinion with respect to certain matters relating to the Ameritas Core Strategies Portfolio (the “Acquiring Fund”), a series of the Company. We understand that the Company is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Company under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Ameritas Emerging Growth Portfolio, Ameritas Research Portfolio, and Ameritas Growth With Income Portfolio (the “Acquired Funds”), each a series of Calvert Variable Series, Inc., in exchange solely for shares of the Acquiring Funds pursuant to an Agreement and Plan of Reorganization, the form of which is included in the amended Form N-14 Registration Statement (the “Plan”).

        We have, as counsel, participated in various business and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company’s Articles and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

        We are admitted to the Bars of The Commonwealth of Massachusetts and the District of Columbia and generally do not purport to be familiar with the laws of the State of Maryland. To the extent that the conclusions based on the laws of the State of Maryland are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of the Maryland General Corporation Law, as amended, and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

        Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on October 15, 2003, it is our opinion that the shares of the Acquiring Funds currently being registered, when issued in accordance with the Plan and the Company’s Articles and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

        We hereby consent to the filing of this opinion with and as a part of the amended Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

/s/ SULLIVAN & WORCESTER ____________________________ SULLIVAN & WORCESTER LLP